Exhibit 99.1

WASTE CONNECTIONS SHAREHOLDERS APPROVE 3-FOR-2 STOCK SPLIT

TORONTO, ONTARIO, May 23, 2017 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) announced that at its Annual and Special Meeting of Shareholders held today, shareholders passed a special resolution to approve the proposed three-for-two split (the “Share Split”) of the Company’s common shares (the “Common Shares”). Shareholders of record as of the close of business on June 7, 2017 (the “Record Date”) will receive from the Company’s transfer agent on June 16, 2017 (the “Payment Date”) one additional common share for every two shares held.

The New York Stock Exchange and the Toronto Stock Exchange have determined to implement due bill trading in connection with the Share Split. A due bill is an entitlement attached to listed securities undergoing a material corporation action, such as the Share Split. In this instance, anyone purchasing Common Shares during the period commencing at the opening of business two trading days prior to the Record Date (i.e., Monday, June 5, 2017) and ending on the Payment Date (i.e., Friday, June 16, 2017), inclusive (the “due bill period”), will receive a payable right. Any trades that are executed during the due bill period will be flagged to ensure purchasers receive the entitlement to the additional Common Shares issuable as a result of the Share Split. The Common Shares will commence trading on an ex-dividend basis on Monday, June 19, 2017. The due bill redemption date will be Wednesday, June 21, 2017.

“We believe the stock split, our fourth such split since our founding almost 20 years ago, demonstrates our continuing commitment to both broaden our shareholder base and enhance liquidity for investors,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.

Shareholders do not need to take any action. The Company will use the direct registration system (“DRS”) to electronically register the Common Shares issued pursuant to the Share Split, rather than issuing physical share certificates. Computershare Investor Services Inc. (“Computershare”), Waste Connections’ registrar and transfer agent, will send out DRS advice statements to registered shareholders, indicating the number of additional Common Shares that they are receiving as a result of the Share Split. This will allow shareholders to hold their additional Common Shares in a “book entry” form without having a physical share certificate issued. In addition, Computershare will electronically issue the appropriate number of Common Shares to CDS Clearing and Depositary Services Inc. and The Depository Trust Company for distribution to the non-registered shareholders of Waste Connections. Beneficial shareholders who hold their Common Shares in an account with their investment dealer or other intermediary will have their accounts automatically updated to reflect the Share Split in accordance with the applicable brokerage account providers’ usual procedures.

No holder of Common Shares will be issued fractional shares as a result of the Share Split. All fractional Common Shares resulting from the Share Split will be aggregated and sold in the open market for holders of Common Shares by Computershare, and each holder of Common Shares who would otherwise have been entitled to receive a fraction of a Common Share will receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by Computershare, less any brokerage commissions or other fees, in accordance with such holders’ fractional interest in the aggregate number of Common Shares sold. Shareholders will receive cash payments for any fractional shares in Canadian dollars, calculated based on the prevailing average market rate on the date or dates the sales are completed, if they are residents of Canada, and in U.S. dollars if they are not residents of Canada, including if they are residents of the United States.

Subject to the treatment of fractional shares, the Share Split is not expected to constitute a taxable transaction for either Canadian federal income tax purposes or U.S. federal income tax purposes. A holder who receives cash in lieu of a fractional Common Share will generally realize a capital gain (or capital loss) in respect of the disposition of that fractional Common Share.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 39 states in the U.S., and five provinces in Canada. Waste Connections also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections website at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at either (905) 532-7510 or (832) 442-2200. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or similar regulatory authorities in Canada free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com.

Safe Harbor and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (PSLRA) and “forward-looking information” within the meaning of applicable securities laws in Canada. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” “intends” or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable Canadian securities laws. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about the timing and impact of the proposed share split. Important factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to risk factors detailed from time to time in filings that have been made by the Company with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com